Exhibit 10.1

Gordon A. Ulsh
President and
Chief Executive Officer

Exide Technologies
Corporate Headquarters
13000 Deerfield Parkway, Bldg. 200
Alpharetta, GA 30004
678-556-9000 tel
678-566-9171 fax
www.exide.com

January 28, 2009

Board of Directors of Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004

Gentlemen:

As you know, under the terms of my Amended and Restated Employment Agreement (“Employment Agreement”), dated January 31, 2008, Section 5(a) provides that my salary shall be increased to no less than $1,000,000 effective April 1, 2009. Given the current economic environment, and the Company’s decision to defer indefinitely annual merit increases for salaried employees not subject to collective bargaining agreements, I propose the following amendments to my Employment Agreement:

•	The scheduled increase in my base salary specified in Section 5(a) of the Employment Agreement will be deferred or postponed indefinitely, subject to being reinstated at a later date pursuant to the provisions of the following bullet point.

•	Upon providing written notice to the Board of Directors of my intention to activate my base salary increase from $950,000 to an amount not less than $1,000,000, my salary will increase to $1,000,000 per annum (or such higher amount as may be established by the Board), which increase will become effective beginning with the next bi-monthly pay period after such notice is given and shall not be retroactive to April 1, 2009.

•	Any Bonus or Equity Awards, payable for fiscal 2010, will be based on a base salary of $950,000, unless I have provided written notice to the Board of Directors of my decision to re-instate my base salary increase prior to March 15, 2010.

Defined terms are used as defined in the Employment Agreement unless otherwise defined in this letter. If this amendment to the Employment Agreement is acceptable to the Board of Directors, please sign and date below.

      /s/ Gordon A. Ulsh—
Gordon A. Ulsh

      /s/ John P. Reilly—
John P. Reilly
Chairman
Date: January 28, 2009